Exhibit 99.3

CEND THERAPEUTICS, INC.

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of December 31, 2021 and June 30, 2022 (unaudited)..	F-3
Condensed Consolidated Statements of Operations for the Six Months Ended
June 30, 2021 and 2022 (unaudited)..	F-4
Condensed Consolidated Statements of Comprehensive Income (Loss) for the
Six Months Ended June 30, 2021 and 2022 (unaudited)	F-5
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’
Equity (Deficit) for the Six Months Ended June 30, 2021 and 2022 (unaudited)…	F-6
Condensed Consolidated Statements of Cash Flows for the Six Months Ended
June 30, 2021 and 2022 (unaudited)..	F-7
Notes to Unaudited Condensed Consolidated Financial Statements…	F-8

CEND THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)

	December 31,	June 30,
	2021	2022

Assets
Current assets:
Cash	$6,288	$11,202
Tax incentive receivable	509	879
Other current assets (including related party amounts of $14 and $9, respectively)	690	1,610
Total current assets	7,487	13,691
Total assets	$7,487	$13,691
Liabilities, convertible preferred stock, and stockholders' equity (deficit)
Current liabilities:
Accounts payable (including related party amounts of $0 and $10, respectively)	$259	$303
Accrued expenses (including related party amounts of $27 and $17, respectively)	535	1,165
Other current liabilities	66	210
Total current liabilities	860	1,678

Other long-term liabilities	216	22
Total liabilities	1,076	1,700

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.00001 par value; 371,396 shares authorized as of December 31, 2021 and June 30, 2022; 371,396 shares issued and outstanding as of December 31, 2021 and June 30, 2022; $1.1 million liquidation preference as of December 31, 2021 and June 30, 2022	1,100	1,100
Series B redeemable convertible preferred stock, $0.00001 par value; 1,250,304 and 1,071,240 shares authorized as of December 31, 2021 and June 30, 2022, respectively; 1,071,237 shares issued and outstanding as of December 31, 2021 and June 30, 2022; $3.9 million liquidation preference as of December 31, 2021 and June 30, 2022	3,941	3,941
Stockholders' equity (deficit):
Series C convertible preferred stock, $0.00001 par value; 1,478,807 and 1,345,700 shares authorized as of December 31, 2021 and June 30, 2022, respectively; 1,345,699 shares issued and outstanding as of December 31, 2021 and June 30, 2022; $7.3 million liquidation preference as of December 31, 2021 and June 30, 2022	-	-
Series D convertible preferred stock, $0.00001 par value; 0 and 1,135,650 shares authorized as of December 31, 2021 and June 30, 2022; 0 and 1,135,628 shares issued and outstanding as of December 31, 2021 and June 30, 2022; $0 and $10 million liquidation preference as of December 31, 2021 and June 30, 2022	-	-
Common stock, $0.00001 par value; 10,500,000 and 11,500,000 shares authorized as of December 31, 2021 and June 30, 2022, respectively; 4,279,705 shares issued and outstanding as of December 31, 2021 and June 30, 2022	-	-
Additional paid-in capital	11,656	21,982
Accumulated other comprehensive loss	(79)	(135)
Accumulated deficit	(10,207)	(14,897)
Total stockholders' equity	1,370	6,950
Total liabilities, convertible preferred stock, and stockholders' equity	$7,487	$13,691

See accompanying notes to the condensed consolidated financial statements.

CEND THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)

	Six Months Ended June 30,
	2021	2022

Net revenues	$9,736	$591

Operating expenses:
Research and development (including related party amounts of $2,545 and $72, respectively)	3,865	3,572
In-process research and development (including related party amounts of $128 and $0, respectively)	520	-
General and administrative	531	1,709
Total operating expenses	4,916	5,281
Operating income (loss)	4,820	(4,690)

Income (loss) before income taxes	4,820	(4,690)
Income tax expense	169	-
Net income (loss)	$4,651	$(4,690)

Income allocable to participating securities	$(1,816)	$-
Net income (loss) attributable to common shareholders	$2,835	$(4,690)
Net income (loss) per share attributable to common shareholders:
Basic	$0.68	$(1.10)
Diluted	$0.60	$(1.10)
Weighted-average common shares outstanding:
Basic	4,196,716	4,279,705
Diluted	5,052,147	4,279,705

See accompanying notes to the condensed consolidated financial statements.

CEND THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(IN THOUSANDS)

	Six Months Ended June 30,
	2021	2022
Net income (loss)	$4,651	$(4,690)
Cumulative translation adjustment arising during the period	(72)	(56)
Comprehensive income (loss)	$4,579	$(4,746)

See accompanying notes to the condensed consolidated financial statements.

CEND THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Series A		Series B		Series C		Series D		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	371,396	$1,100	1,071,237	$3,941	1,212,609	$-	-	$-	4,168,705	$-	$9,917	$40	$(13,946)	$(3,989)
Issuance of Series C convertible preferred stock	-	-	-	-	66,545	-	-	-	-	-	520	-	-	520
Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	185	-	-	185
Exercise of stock options	-	-	-	-	-	-	-	-	30,000	-	-	-	-	-
Net income	-	-	-	-	-	-	-	-	-	-	-	-	4,651	4,651
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	(72)	-	(72)
Balance at June 30, 2021	371,396	$1,100	1,071,237	$3,941	1,279,154	$-	-	$-	4,198,705	$-	$10,622	$(32)	$(9,295)	$1,295

Balance at December 31, 2021	371,396	$1,100	1,071,237	$3,941	1,345,699	$-	-	$-	4,279,705	$-	$11,656	$(79)	$(10,207)	$1,370
Issuance of Series D convertible preferred stock	-	-	-	-	-	-	1,135,628	-	-	-	10,000	-	-	10,000
Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	326	-	-	326
Net income	-	-	-	-	-	-	-	-	-	-	-	-	(4,690)	(4,690)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	(56)	-	(56)
Balance at June 30, 2022	371,396	$1,100	1,071,237	$3,941	1,345,699	$-	1,135,628	$-	4,279,705	$-	$21,982	$(135)	$(14,897)	$6,950

See accompanying notes to the condensed consolidated financial statements.

CEND THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (IN THOUSANDS)

	Six Months Ended June 30,
	2021	2022
Cash flows from operating activities:
Net income (loss)	$4,651	$(4,690)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	185	326
In-process research and development expenses	520	-

Changes in operating assets and liabilities:
Tax benefit receivable	(254)	(396)
Other current assets	(608)	(925)
Other current liabilities	(19)	144
Other long-term liabilities	281	(194)
Accounts payable	59	51
Accrued expenses	68	632
Net cash provided by (used in) operating activities	4,883	(5,052)
Cash flows from financing activities:
Proceeds form issuance of Series D convertible preferred stock	-	10,000
Net cash provided by financing activities	-	10,000

Effect of exchange rate changes on cash	(56)	(34)

Net increase in cash	4,827	4,914

Cash at beginning of period	684	6,288
Cash at end of period	$5,511	$11,202

Supplemental noncash financing activities
Issuance of Series C convertible preferred stock in connnection with in-process research and development	$520	$-

See accompanying notes to the condensed consolidated financial statements.

CEND THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Description of Business

Cend Therapeutics, Inc. (the “Company” or “Cend”), headquartered in San Diego, California, is a biopharmaceutical company dedicated to developing next generation cancer therapies that are designed to overcome the barriers of drug delivery to solid tumors.

The Company was initially formed as DrugCendR, LLC. (“DrugCendR”), on October 22, 2015, and subsequently changed from an LLC to a corporation, and changed its name to Cend Therapeutics. On February 28, 2018, DrugCendR established a wholly-owned Australian subsidiary, DrugCendR Australia Pty Ltd. (“DrugCendR AUS”), in order to conduct clinical activities in Australia for its development candidates.

Merger Agreement

On April 26, 2022, the Company entered into an agreement and plan of merger (“Merger Agreement”) with Caladrius Biosciences, Inc. (“Caladrius”), a Delaware corporation and CS Cedar Merger Sub, Inc., a wholly-owned subsidiary of Caladrius (“Merger Sub”). Pursuant to the Merger Agreement, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as a wholly owned subsidiary of Caladrius and the surviving corporation of the merger (the “Merger”). Upon closing of the Merger on September 15, 2022, the combined company was renamed Lisata Therapeutics, Inc. (“Lisata”) and began trading on the Nasdaq Global Select Market under the ticker symbol “LSTA.” Caladrius is considered to be the accounting acquirer based on the terms of the Merger Agreement. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, (a) each outstanding share of Company common stock and Company preferred stock (except shares of Series D preferred stock) was converted into a number of shares of Caladrius common stock (“Caladrius Common Stock”) equal to the exchange ratio specified in the Merger Agreement ; and (b) each outstanding Company stock option that had not previously been exercised prior to the closing of the Merger was assumed by Caladrius. Effective on the closing of the Merger, the Company’s former stockholders owned approximately 48.2% of the combined company.

Liquidity

The Company has experienced net losses and negative cash flows from operating activities since its inception, aside from the year ended December 31, 2021, as a result of a one-time license payment and a milestone payment from the Exclusive License and Collaboration Agreement with Qilu Pharmaceutical Co., Ltd. (“Qilu”), which rendered net income in 2021 (Note 6). The Company has an accumulated deficit of $14.9 million as of June 30, 2022. For the six months ended June 30, 2022, the Company used $5.1 million of cash in operations. As of June 30, 2022, the Company had cash of $11.2 million. With the closing of the Merger, as described above, future research and development activities and capital requirements will be determined by the management of Lisata.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The unaudited condensed consolidated financial statements include the accounts of Cend (a U.S. Corporation) and its wholly owned subsidiary DrugCendR (an Australian corporation). All intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the interim periods presented. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes for the year ended December 31, 2021.

The Company’s significant accounting policies are disclosed in the audited consolidated financial statements for the years ended December 31, 2020 and 2021, included elsewhere in this registration statement. Since the date of those consolidated financial statements, there have been no changes to its significant accounting policies.

Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with the FASB guidance for Earnings Per Share, which established standards regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in earnings and dividends. The guidance requires earnings available to common shareholders for the period, after deduction of preferred stock preferences, to be allocated between the common and preferred shareholders based on their respective rights to receive dividends. The Company is not required to present basic and diluted net income (loss) per share for securities other than common stock; therefore, the net income (loss) per share amounts only pertain to the Company’s common stock.

Basic net income (loss) per share is calculated by dividing income (loss) allocable to common shareholders (net income after reduction for any required returns to preferred stock shareholders prior to paying dividends to the common shareholders, assuming current income for the period had been distributed) by the weighted-average number of common shares outstanding, during the period.

The Company has used the two-class method to calculate diluted net income (loss) per share for the six months ended June 30, 2021 and 2022. Diluted net income per share for the six months ended June 30, 2021, also reflects the assumed conversion of options outstanding during the period using the treasury stock method, to the extent dilutive. For purposes of calculating the net loss per share for the six months ended June 30, 2022, stock options were not included as their effect would be antidilutive.

The following table sets forth the computation of basic and diluted net income (loss) per share:

	Six Months Ended June 30,
	2021	2022
Basic Net Income (Loss) per share
Net income (loss)	$4,651	$(4,690)
Less: income allocated to participating securities	(1,816)	-
Net income (loss) attributable to common shareholders	$2,835	$(4,690)
Weighted average common shares outstanding - basic	4,196,716	4,279,705
Net income (loss) per share - basic	$0.68	$(1.10)

Diluted Net Income (Loss) per share
Net income (loss)	$4,651	$(4,690)
Less: income allocated to participating securities	(1,616)	-
Net income (loss) attributable to common shareholders	$3,035	$(4,690)
Weighted average common shares outstanding - basic	4,196,716	4,279,705
Weighted average effect of dilutive stock options	855,431	-
Weighted average common shares outstanding - diluted	5,052,147	4,279,705
Net income (loss) per share - diluted	$0.60	$(1.10)

Potentially dilutive securities as of June 30, 2021 and 2022 are as follows (in common stock equivalent shares):

	Six Months Ended June 30,
	2021	2022

Series A redeemable convertible preferred stock	371,396	371,396
Series B redeemable convertible preferred stock	1,071,237	1,071,237
Series C convertible preferred stock	1,279,154	1,345,699
Series D convertible preferred stock	-	1,135,628
Stock Options	2,111,079	2,300,079
Total	4,832,866	6,224,039

3.	Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31,	June 30,
	2021	2022

Research and development	$174	$880
Employee related	177	137
Taxes	148	-
Other	36	148
Total accrued expenses	$535	$1,165

4.	Asset Acquisition

In September 2020, the Company entered into an Asset Purchase Agreement (the “Impilo Agreement”) with Impilo Therapeutics, Inc. (“Impilo”). In accordance with the Impilo Agreement, the Company purchased all the intellectual property rights, know-how and product data of Impilo, as well as certain assumed contracts. The acquired assets expand the Company’s drug delivery capabilities for targeted tissue penetrating delivery of nucleic acid-based medicines for the treatment of solid tumor cancers. The Company’s founding shareholder was a significant shareholder in Impilo prior to the acquisition.

In connection with the Impilo Agreement, the Company issued 1,212,609 shares of a newly created class of Series C convertible preferred stock, with a value of $5.41 per share, for a total value of $6.6 million. The Company recorded the purchase price as in-process research and development expense during the year ended December 31, 2020.

The Impilo Agreement and assumed contracts also allowed for the Company to pursue four license options that were under negotiation by the former shareholders of Impilo at the time of acquisition. If executed by the Company, additional shares (“License Shares”) were to be issued to the original Impilo shareholders. In addition, the Company also assumed the right to pursue a license with the Massachusetts Institute of Technology (“MIT”).

In March 2021 and October 2021, two of the four license options, University of California San Diego (“UCSD”) and Sanford Burnham Prebys (“SBP”), respectively, were executed, and additional License Shares of 66,545 each (Series C shares) were issued to the original Impilo shareholders. The License Shares were valued at $7.82 per share, based on a third-party valuation, for a total value of $1.0 million, of which $0.5 million was recorded as in-process research and development expense during the six months ended June 30, 2021.

In October 2021, the Company executed a license with MIT, and 81,000 shares of common stock were issued to MIT at $3.82 per share, based on a third-party valuation, for a total value of $0.3 million

The Company’s founding shareholder held shares in Impilo prior to occurrence of the Impilo Agreement. A total of 331,108 shares of Series C convertible preferred stock were issued to the Company’s founding shareholder in connection with the Impilo acquisition, of which 298,361 were issued in 2020 and 32,747 were issued in 2021. The shares transferred had the same terms as other investors and the amounts recorded as in-process research and development expenses for the six months ended June 30, 2021 and 2022, totaled $0.1 million and $0, respectively.

5.	License Agreements

Sanford Burnham Prebys

In December 2015, the Company entered into a license agreement with Sanford Burnham Prebys under which the Company was granted an exclusive, worldwide, royalty-bearing license to certain patent rights and know-how controlled by SBP related to the development of CEND-1. At the time the license agreement was entered into, the Company’s founding shareholder was an executive at SBP. The agreement provides the Company with the rights to grant and authorize sublicenses to use, sell, and otherwise exploit the patent rights. As consideration for the license, the Company made an initial upfront payment in the form of common stock, issuing 540,000 shares in September 2016, at $0.00001 per share (the “License Fee”). In addition, the Company was required to reimburse SBP for past expenses totaling $0.6 million, of which $0.2 million was paid and the remainder was settled with the issuance of 175,707 shares of common stock. The Company is required to pay an annual license maintenance fee of $5,000, increasing to $10,000 on year four of the agreement, and increasing to $20,000 on year seven of the agreement. The Company could also be required to make milestone payments to SBP upon completion of certain regulatory and commercial milestones. The aggregate potential milestone payments are approximately $10.6 million. The Company has also agreed to pay SBP royalties of 4% of net sales of products sold by the Company, or through a sublicense, subject to certain reductions. Additionally, the Company agreed to pay SBP 25% of any sublicensing income.

During the six months ended June 30, 2021 and 2022, the Company amortized $0 and $5,000 of license maintenance fees and accrued for $2.5 million and $0 in sublicense fees related to the Qilu upfront payment (Note 6), which were recorded to research and development expense. SBP owns 715,707 shares of the Company’s common stock as of December 31, 2021 and June 30, 2022, and is a related party.

In October 2021, the Company entered into a license agreement with SBP under which the Company was granted an exclusive, royalty-bearing license to certain patent rights and know-how controlled by SBP. The agreement provides the Company with the rights to grant and authorize sublicenses to use, sell, and otherwise exploit the patent rights. As consideration for the license, the Company made an initial upfront payment of $50,000, which was paid and recorded to in-process research and development expense in November 2021. In addition, the Company is required to pay an annual license maintenance fee of $20,000, increasing to $30,000 on year four of the agreement. Further, the Company could be required to make milestone payments to SBP upon completion of certain regulatory and commercial milestones. The aggregate potential milestone payments are approximately $23.2 million. The Company has also agreed to pay SBP royalties of 4% of net sales of products sold by the Company or through a sublicense, subject to certain reductions. Additionally, the Company agreed to pay SBP varying sublicense fees, ranging from 10% to 25%, dependent on when the related milestones are reached.

The agreements will expire upon the later of (i) the final abandonment of all pending patent applications within the licensed patents or (ii) the expiration of the last to expire patent within the licensed patents. The agreements may be terminated in their entirety by the Company at any time by giving SBP sixty days’ prior written notice. The agreements may be terminated in their entirety by SBP if the Company, at any time, defaults in the payment of any sum when due and fails to make such payment within thirty days after receipt of written notice. The agreements may be terminated in their entirety by SBP or the Company in (i) the event of an uncured material breach by the other party, or (ii) in the event the other party (a) files for, or is involuntarily petitioned with, bankruptcy (other than dissolution or winding up for the purposes of reconstruction or amalgamation), (b) makes an assignment of all or substantially all of its assets for the benefit of creditors, or (c) has a receiver or trustee is appointed and is unable to secure a dismissal, stay or other suspension of such proceedings within thirty days. Upon termination of the agreements for any reason, all rights and obligations of the Company with respect to the patents and patent applications shall terminate and revert to SBP.

University of California at San Diego

In March 2021, the Company entered into a license agreement with the University of California at San Diego under which the Company was granted an exclusive, royalty-bearing license to certain patent rights related to the development of nano particles to modulate immune response. The agreement provides the Company with the rights to grant and authorize sublicenses to use, sell and otherwise exploit the patent rights. As consideration for the license, the Company made an initial upfront payment of $10,000, which was paid and recorded to in-process research and development expense as of June 30, 2021. In addition, the Company was required to reimburse UCSD for past expenses totaling $18,000, $9,100 of which was accrued for and recorded to in-process research and development expense as of June 30, 2021. In addition, the Company is required to pay an annual license maintenance fee of $5,000 beginning in March 2022, which was paid in February 2022, $1,700 of which was amortized to research and development expense during the six months ended June 30, 2022. Further, the Company could be required to make milestone payments to UCSD upon completion of certain regulatory and commercial milestones. The aggregate potential milestone payments are approximately $1.2 million. The Company has also agreed to pay UCSD royalties of 1.5% of net sales of products sold by the Company or through a sublicense, subject to certain reductions. Additionally, the Company agreed to pay UCSD varying sublicense fees, ranging from 10% to 20%, dependent on when the related milestones are reached.

The agreement will expire upon the expiration of the longest-lived patent rights. The agreement may be terminated in its entirety by the Company at any time by giving UCSD ninety days’ prior written notice. The agreement may be terminated in its entirety by UCSD if the Company, at any time, (i) fails to perform or violates any term of the agreement and fails to cure the default within sixty days. Upon termination of the agreement for any reason, UCSD may terminate a sublicensee but will allow the Company to assign any sublicenses to UCSD provided a) that the sublicensee is in good standing upon termination of the agreement with the Company; and b) the sublicensee is not currently involved in litigation as an adverse party to UCSD.

Massachusetts Institute of Technology

In October 2021, the Company entered into a license agreement with the Massachusetts Institute of Technology under which the Company was granted an exclusive, royalty-bearing license to certain patent rights related to the development of tissue specific delivery of interfering RNA. The agreement provides the Company with the rights to grant and authorize sublicenses to use, sell, and otherwise exploit the patent rights. As consideration for the license, the Company made an initial upfront payment of $15,000, which was paid and recorded to in-process research and development expense in December 2021. In addition, the Company is required to pay an annual license maintenance fee of $20,000, increasing to $25,000 for year two and three of the agreement, increasing to $50,000 on year four of the agreement and thereafter until the first commercial sale, and increasing to $150,000 each year of the agreement after the first sale. The Company paid the $20,000 annual license maintenance fee in February 2022, and amortized $10,000 to research and development expense during the six months ended June 30, 2022. Further, the Company could be required to make milestone payments to MIT upon completion of certain regulatory and commercial milestones. The aggregate potential milestone payments are approximately $5.0 million. The Company has also agreed to pay MIT royalties of 2% of net sales of products sold by the Company or through a sublicense, subject to certain reductions. Additionally, the Company agreed to pay MIT varying sublicense fees, ranging from 3% to 20%, dependent on when the related milestones are reached. Lastly, the Company could be required to pay MIT a change in control fee of $0.3 million if the control of the Company or the agreement is assigned to a third-party. As of June 30, 2022, the Company concluded the change in control event was not probable and therefore no obligation was recorded.

The agreement will expire upon the expiration or abandonment of all valid claims. The agreement may be terminated in its entirety by the Company at any time by giving MIT six months prior written notice. The agreement may be terminated in its entirety by MIT if the Company, at any time, (i) defaults in the payment of any sum when due and fails to make such payment within thirty days after receipt of written notice, or (ii) in the event the Company commits a material breach of its obligations under the agreement (aside from item (i)) and fails to cure that breach within sixty days after receipt of written notice. Upon termination of the agreement for any reason, the rights and licenses granted to the Company shall terminate and revert to MIT. Upon termination of the agreement for any reason, MIT may terminate a sublicensee but will allow the Company to assign any sublicenses to MIT provided that the sublicensee is in good standing upon termination of the agreement with the Company.

6.	Research Collaboration and License Agreement

Exclusive License and Collaboration Agreement

In February 2021, the Company entered into an Exclusive License and Collaboration Agreement (the “Qilu Agreement”) in which the Company granted an exclusive license to Qilu for the development and commercialization of CEND-1 in the Territory (defined as the Greater Area of China including China, Macau, Hong Kong, and Taiwan). Under the terms of the agreement, Qilu is solely responsible for the development of CEND-1 in its Territory. In consideration for the license, Qilu made a one-time, non-refundable, non-creditable upfront payment of $10 million to the Company. The Company is also eligible to receive developmental and commercial milestone payments up to $100 million and $125 million, respectively, tiered royalties on net sales ranging from 10% to 15%, and tiered sublicensing revenues ranging from 12% to 35%.

Under the terms of the Qilu Agreement, Qilu was also required to file an Investigational New Drug Application (“IND”) and receive approval by the National Medical Products Administration (“NMPA”) in the People’s Republic of China in the Territory within 12 months of the effective date of the arrangement, which would result in a $5 million milestone payment. Qilu was also required to dose its first patient in a Phase I clinical trial in the Territory within six months of the acceptance of the IND, subject to certain extensions, or the Company would have had the option to terminate the Qilu Agreement. In August of 2021, Qilu achieved the regulatory milestone, and the Company received the $5 million milestone payment. Qilu also dosed its first patient within the six-month period.

The Company may also earn an additional $1 million upon completing process optimization and scale up activities and delivering three validation batches of CEND-1in full commercial scale by Qilu or its subcontractor (the “Technology Transfer”). After completing the Technology Transfer, Qilu will be responsible for manufacturing CEND-1 for use in subsequent clinical trials. In the event the Company and its contract manufacturers fail to complete the process optimization and scale up activities, Qilu would have the right to manufacture CEND-1 using its independent manufacturing process and would have no obligation to pay the Technology Transfer milestone payment. Prior to the completion of the Technology Transfer, the Company has agreed to supply CEND-1 to Qilu at its cost.

Unless terminated early, the Qilu Agreement will continue in effect until the expiration of all Qilu payment obligations. Either party may terminate the Qilu Agreement if an undisputed material breach by the other party is not cured within a defined period of time, or upon notice for insolvency-related events of the other party that are not discharged within a defined time period. Qilu may terminate the Qilu Agreement in its entirety, at any time with at least sixty days written notice. All right and obligations of Qilu with respect to such licensed patents and patent applications would terminate.

Under the framework of ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”), the Company identified two performance obligations, which was the delivery of the license, and a material right related to the supply of CEND-1 prior to the completion of the Technology Transfer. At the onset of the Qilu Agreement, the Technology Transfer was only an option of Qilu, and the Company further determined the fee for the Technology Transfer approximated the standalone selling price and therefore the option would not represent a material right and accordingly, did not represent a performance obligation at the onset of the arrangement. The Company recognized $9.7 million in revenue upon delivery of the license to Qilu in February 2021. The Company initially deferred $0.3 million in revenue for the material right, which will subsequently be recognized as revenue as the clinical supply is delivered.

In August 2021, the Company received $5.0 million from Qilu upon achievement of the first development milestone. In March 2022, the Company provided Qilu with clinical supply material and recognized $0.2 million in revenue. In April 2022, the Company provided Qilu with clinical supply material and recognized $0.4 million in revenue. As of June 30, 2022, the Company had $0.2 million recorded as deferred revenue, all of which was included in other current liabilities. As of December 31, 2021, the Company had $0.3 million recorded as deferred revenue, of which $66,000 was included in other current liabilities and $0.2 million was included in other long-term liabilities.

As of June 30, 2022, the Technology Transfer had not been completed and no payment had been made by Qilu. Additionally, all remaining future development and sales milestones (variable consideration) were fully constrained and will only be recognized upon achievement of the milestones.

7.	Commitments and Contingencies

Legal proceedings

In May 2021, the Company received a written threat of litigation on behalf of a Chinese entity called Lingmed Limited (“Lingmed”) claiming Lingmed was entitled to a success fee based on the Company’s Collaboration and License Agreement with Qilu Pharmaceuticals. The Company responded by denying that Lingmed is entitled to a success fee under the terms of their agreement. In May 2022, the Company was served with a complaint filed by Lingmed in the San Diego County Superior Court, alleging claims for breach of contract, fraud and declaratory relief. The Company’s response to the complaint was filed on June 6, 2022. Lingmed filed an answer to the Company’s response on July 11, 2022. A case management conference is scheduled for October 7, 2022.

In addition, the Company may be involved in litigation or claims arising out of its operations in the normal course of business. Other than the Lingmed matter, there are currently no such other matters, and any such other matters that would, in the opinion of management, be expected to be immaterial with respect to the Company’s consolidated financial position, liquidity, or results of operations.

8.	Stockholders’ Equity (Deficit)

Under the Restated Certificate of Incorporation dated April 26, 2022, the Company has a total of 15,850,000 shares of capital stock authorized for issuance, consisting of 11,500,000 shares of common stock, par value of $0.00001 per share, and 4,350,000 shares of preferred stock, par value $0.00001 per share. Shares of authorized preferred stock are designated as 371,396 shares of Series A redeemable convertible preferred stock, 1,071,240 shares of Series B redeemable convertible preferred stock, 1,345,700 shares of Series C convertible preferred stock, and 1,135,650 shares of Series D convertible preferred stock.

Preferred Stock

Redeemable convertible preferred stock

In March 2018, the Company executed the Series A Stock Purchase Agreement and issued 371,396 shares of Series A redeemable convertible preferred stock at $2.96 per share for proceeds of $1.1 million.

In September 2019, the Company executed the Series B Stock Purchase Agreement and issued 1,071,237 shares of Series B redeemable convertible preferred stock at $3.68 per share for proceeds of $3.9 million.

Convertible preferred stock

In connection with the Impilo Asset Purchase Agreement (Note 4), the Company issued a total of 1,345,699 shares of Series C convertible preferred stock.

In connection with the Merger Agreement (Note 1), the Company issued a total of 1,135,628 shares of Series D convertible preferred stock at $8.81 per share for proceeds of $10 million.

The Company’s preferred stock has the following characteristics applicable to all classes, unless otherwise specified:

Dividends

Each holder of preferred stock is entitled to receive dividends when and if declared by the board of directors, pro rata and on a pari passu basis according to the number of shares of common stock then issuable upon conversion of all shares of preferred stock held by such holders. Dividends are noncumulative, and no cash dividends have been declared to date.

Conversion

Each share of preferred stock is convertible without payment of additional consideration at the option of the holder any time after the issuance date into shares of common stock determined by dividing the original issuance price by the conversion price. The conversion price of the preferred stock is initially equal to the original issuance price and is subject to certain adjustments. The preferred stock is subject to a mandatory conversion in the event (i) that there is a closing of the sale of shares of common stock to the public at a pre-equity valuation of at least $250 million, resulting in at least $50 million in gross proceeds to the Company, in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and in connection with such offering the common stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the board of directors or (ii) upon the vote or written consent for such conversion from the Requisite Holders (defined as holders of at least a majority of the outstanding shares of preferred stock, voting as a single class on an as-converted basis). As of June 30, 2022, all series of preferred stock are convertible into shares of common stock on a one-to-one basis.

Liquidation

Holders of the Series D preferred stock are entitled to receive liquidation preferences at the Series D original issue price, plus all accrued and declared but unpaid dividends. After full payment of the liquidation preference to the holders of the Series D preferred stock, the holders of the Series B preferred stock are entitled to receive liquidation preferences at the Series B original issue price, plus all accrued and declared but unpaid dividends. After full payment of the liquidation preference to the holders of the Series D preferred stock and Series B preferred stock, the holders of the Series A preferred stock are entitled to receive liquidation preferences at the Series A original issue price, plus all accrued and declared but unpaid dividends. After full payment of the liquidation preference to the holders of the Series D preferred stock, Series B preferred stock, and Series A preferred stock, the holders of the Series C preferred stock are entitled to receive liquidation preferences at the Series C original issue price, plus all accrued and declared but unpaid dividends.

The remaining assets, if any, will be distributed ratably to the holders of the Series D preferred stock, Series B preferred stock, Series A preferred stock and common stock, pro rata, based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock immediately prior to such liquidation.

Voting rights

The holder of each share of preferred stock is entitled to one vote for each share of common stock into which it would convert and to vote as one class with the common stockholders on all matters.

Redemption rights and classification

The holders of Series A and Series B redeemable convertible preferred stock have redemption rights. At any time on or after the sixth anniversary of the March 6, 2018 Restated Certificate of Incorporation, the Requisite Holders may provide written notice requesting redemption of all shares of redeemable convertible preferred stock at a price equal to the original issue price, plus all declared but unpaid dividends. Subject to the Company’s election for an initial nine-month deferral, the redemption shall be paid in three annual installments commencing not more than sixty days after the written notice. As a result, the Company has classified the redeemable convertible preferred stock outside of stockholders’ equity on the condensed consolidated balance sheets as the stock is contingently redeemable.

The holders of Series C preferred stock and Series D preferred stock do not have any redemption rights. Additionally, as the majority of the Company’s voting shares are held by common stock shareholders, the preferred shareholders cannot use their vote to force a liquidation. Therefore, the Company has classified the convertible Series C preferred stock and Series D preferred stock within stockholders’ equity on the condensed consolidated balance sheets.

Common stock

As of December 31, 2021 and June 30, 2022, the Company had 10,500,000 and 11,500,000 shares, respectively, of its common stock authorized. As of December 31, 2021 and June 30, 2022, the Company had 4,279,705 shares of its common stock issued and outstanding.

Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends when and if declared by the board of directors. No cash dividends have been declared by the board of directors during the six months ended June 30, 2021 and 2022. In the event of a liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in the net assets remaining after payment of liabilities and the liquidation value of the preferred stock then outstanding. The common stock has no preemptive rights, conversion rights or redemption rights. All shares of common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights.

The Company has reserved the following shares of common stock for issuance, on an as-converted basis, as follows:

	December 31,	June 30,
	2021	2022

Redeemable contervible preferred stock	1,442,633	1,442,633
Convertible preferred stock	1,345,699	2,481,327
Stock options issued and outstanding	2,270,079	2,300,079
Authorized for future stock awards or option grants	882,621	852,621
Total	5,941,032	7,076,660

9.	Stock-Based Compensation

2016 Equity Incentive Plan

In September 2016, the Company adopted the 2016 Equity Incentive Plan (the “Plan”), which provides for the grant of incentive stock options, non-statutory stock options, stock bonuses, and rights to acquire restricted stock to employees, directors, and consultants of the Company. As of June 30, 2022, the number of shares reserved under the Plan was 3,217,700 and the number of shares issued and outstanding under the Plan was 2,300,079, respectively. As of June 30, 2022, the number of shares available for grant under the Plan was 852,621.

Options granted under the Plan are exercisable at various dates as determined upon grant and will expire no more than ten years from their date of grant, or in the case of grants to a 10% shareholder, five years from the date of grant. The exercise price of each option shall be determined by the Board of Directors based on the estimated fair value of the Company’s stock on the date of the option grant. In the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value of the Company’s common stock at the time the option is granted, unless the option is granted pursuant to an assumption of or substitution for another option.  For holders of more than 10% of the Company’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company’s stock at the date of grant.

Stock Option Activity

A summary of the Company’s stock option activity under the Plan is as follows (in thousands, except share and per share amounts and years):

	Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2021	2,270,079	$1.98	8.00	$4,174
Options granted	30,000	4.01	—
Options exercised	—	—	—
Options cancelled and forfeited	—	—	—
Balance at June 30, 2022	2,300,079	$2.01	7.53	$4,605

Vested and exercisable at June 30, 2022	1,754,142	$1.91	7.21	$3,679

For the six months ended June 30, 2021 and 2022, the total fair value of options that vested during the period was $0.2 million.

There was one option exercised during the six months ended June 30, 2021, with an aggregate intrinsic value of $0.1 million. There were no options exercised during the six months ended June 30, 2022.

There were no options granted to employees or non-employees during the six months ended June 30, 2021. There were 30,000 options granted to non-employees during the six months ended June 30, 2022. The weighted-average grant date fair value of non-employee option grants for the six months ended June 30, 2022 was $2.27 per share.

Stock-Based Compensation Expense

The Company recognized stock-based compensation expense of $0.2 million and $0.3 million for the six months ended June 30, 2021 and 2022, respectively.

As of June 30, 2022, the unrecognized compensation cost related to outstanding employee options was $0.4 million and is expected to be recognized as expense over approximately 3.3 years. Unrecognized compensation cost related to outstanding nonemployee options was $0.4 million as of June 30, 2022 and is expected to be recognized as expense over approximately 1.8 years.

10.	Australia Research and Development Tax Incentive

The Company’s Australian subsidiary, which conducts core research and development activities, is eligible to receive a 43.5% refundable tax incentive for qualified research and development activities. For the six months ended June 30, 2022, $0.4 million was recorded as a reduction of research and development expenses in the condensed consolidated statements of operations, as the Company determined that it met the eligibility criteria and the amounts claimed are expected to be received shortly after the related tax returns are filed. For the six months ended June 30, 2021, $0.2 million was recorded as a reduction of research and development expenses in the condensed consolidated statements of operations, as the Company determined that it met the eligibility criteria and subsequently collected the tax incentives after filing the related tax returns.

11.	Related Party Transactions

Consulting Arrangements

The Company has an advisory consulting agreement with the founding shareholder, who is also a member on the Board of Directors. During the six months ended June 30, 2021 and 2022, the Company incurred and paid $15,000 and $31,000, respectively, which was recoded to research and development expense. As of December 31, 2021 and June 30, 2022, the Company had a $5,000 prepayment relating to the agreement included within other current assets on the condensed consolidated balance sheets.

Other Transactions

As discussed in Note 4, the Company entered into an asset purchase agreement with Impilo, which included several additional license agreements, all of which were paid for with the newly created class of Series C preferred stock, and one of the investors was the Company’s founding shareholder. During the six months ended June 30, 2021 and 2022, the Company recorded $0.1 million and $0, respectively, related to this agreement, which was recorded to in-process research and development expense.

As discussed in Note 5, the Company has license agreements with SBP, who owns 715,707 shares of the Company’s common stock. During the six months ended June 30, 2021 and 2022, the Company incurred $2.5 million and $41,000, respectively, related to the license agreements, which was recorded to research and development expense. As of December 31, 2021 and June 30, 2022, $27,000 and $17,000, respectively, of these expenses is included in accrued expenses within the condensed consolidated balance sheets. As of December 31, 2021 and June 30, 2022, $0 and $10,000, respectively, of these expenses is included in accounts payable within the condensed consolidated balance sheets. As of December 31, 2021 and June 30, 2022, the Company had a $9,000 and $4,000, respectively, prepayment relating to the agreements included within other current assets on the condensed consolidated balance sheets.

12.	Income Taxes

The Company uses an estimated annual effective tax rate, which is based on expected annual income and statutory tax rates in the jurisdictions in which the Company operates, to determine its quarterly provision for income taxes. Certain significant or unusual items are separately recognized in the quarter in which they occur and can be a source of variability in the effective tax rates from quarter to quarter.

The Company's effective tax rates for the six months ended June 30, 2021, and June 30, 2022, were 3.66% and 0%, respectively. The effective tax rate for the six months ended June 30, 2021 differs from the U.S. federal statutory tax rate primarily due to foreign tax credits and research credits offset by nondeductible acquired R&D and the change in the full valuation allowance. The effective tax rate for the six months ended June 30, 2022 differs from the U.S. federal statutory tax rate primarily due to a full valuation allowance related to the Company's deferred tax assets.

The Company's effective tax rates for the three months ended June 30, 2021, and June 30, 2022, were 2.19% and 0%. The effective tax rate for the three months ended June 30, 2021 differs from the U.S. federal statutory tax rate primarily due to foreign tax credits and research credits offset by nondeductible acquired R&D and the change in the full valuation allowance. The effective tax rate for the three months ended June 30, 2022 differs from the U.S. federal statutory tax rate primarily due to a full valuation allowance related to the Company's deferred tax assets.

During 2021, $1.7 million of foreign income tax was withheld related to the Qilu Agreement and the related delivery of the exclusive license and achievement of the first development milestone (Note 6). This foreign income tax expense has been presented as an offset to the revenue on the condensed consolidated statements of operations. As the withholding tax on the foreign revenue is considered an unusual and non-recurring item, it is not included in the above-mentioned effective tax rate for the period ended June 30, 2021.

The mandatory §174 capitalization rules went into effect on January 1, 2022, and were considered as part of the Company’s estimated annual effective tax rate. The new rules are not expected to have a material impact on the Company for the year ending December 31, 2022.

The Company is subject to taxation in the United States, California, and Australia. As of June 30, 2022, the Company’s tax years are subject to examination by the tax authorities from 2018 and forward for Federal tax purposes and 2017 and forward for California and Australia tax purposes. However, to the extent allowed by law, the tax authorities may have the right to examine the period from inception forward where NOLs and credits were generated and carried forward and make adjustments to the amount of the NOL and credit carryforward amounts. The Company is not currently under examination by any federal, state, or foreign tax authority.

13.	Subsequent Events

The Company evaluated subsequent events for recognition and measurement purposes through October 4, 2022, the date the financial statements were issued.